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                                                                     EXHIBIT 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                                 Chapter 11

DVI, INC., et al.,                     Case Nos. 03-12656 through 03-12658
                                                 (MFW)

              Debtors.                 Jointly Administered

                          FINDINGS OF FACT, CONCLUSIONS
                        OF LAW AND ORDER CONFIRMING FIRST
                        AMENDED JOINT PLAN OF LIQUIDATION
                               OF DVI INC., ET AL.

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                                  INTRODUCTION

      The above-captioned debtors and debtors-in-possession (collectively, the "Debtors") having proposed the First Amended Joint Plan of Liquidation of DVI, Inc., et al., dated October 8, 2004, and as described herein (including all exhibits thereto, and as modified hereby, the "Plan");(1) the Court having entered its Order Under 11 U.S.C. Sections 105(a), 1125(b) and 1126(b) and Fed.
R. Bankr. P. 2002, 3017, 3018 and 3020 Approving (i) Form and Manner of Notice of Disclosure Statement Hearing, (ii) Adequacy of Disclosure Statement for the First Amended Joint Plan of Liquidation of DVI, Inc. et al., (iii) Solicitation Procedures for Confirmation of the First Amended Joint Plan of Liquidation and
(iv) Form and Manner of Notice of Confirmation Hearing (the "Disclosure Statement Order") dated October 14, 2004, by which the Court, among other things, approved the Debtors' proposed disclosure statement with respect to the Plan (the "Disclosure Statement"), established procedures for the solicitation and tabulation of votes to accept or reject the Plan, scheduled a hearing on confirmation of the Plan and approved related notice procedures; Bankruptcy Services LLC ("BSI"), the Court-appointed voting and tabulation agent in respect of the Plan, having filed the Affidavit of Bridget Gallerie of Bankruptcy Services LLC Certifying the Ballots Accepting and Rejecting the First Amended

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(1)   Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan. The rules of interpretation set forth in Section I.C of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Confirmation Order"). In addition, in accordance with Section I.A of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules (each as hereinafter defined), shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. If there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.

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Joint Plan of Liquidation of DVI, Inc. et al. Dated October 8, 2004 and the
Results of Voting (the "Voting Affidavit") on November 12, 2004; the Court having established in the Disclosure Statement Order November 17, 2004 at 2:00 p.m., as the date and time of the hearing pursuant to section 1129 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code"), to consider confirmation of the Plan (the "Confirmation Hearing"); affidavits of service of the solicitation materials with respect to the Plan having been executed by BSI with respect to the mailing of notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order (collectively, the "Affidavits of Service") and having been filed with the Court on or about October 20, 2004; certificate of publication of the Notice of (1) Approval of Disclosure Statement; (2) Hearing on Confirmation of Plan; (3) Deadline and Procedure for Filing Objections to Confirmation of Plan; (4) Treatment of Certain Unliquidated, Contingent or Disputed Claims for Voting and Distribution Purposes; (5) Record Date; and (6) Voting Deadline for Receipt of Ballots (collectively, the "Affidavits of Publication") having been filed with the Court on October 27, 2004 with respect to the publication of notice of the Confirmation Hearing and certain related matters in the national edition of The Wall Street Journal in accordance with the Disclosure Statement Order; the Court having reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Voting Affidavit, the Affidavits of Service, the Affidavits of Publication, and the other papers before the Court in connection with the confirmation of the Plan; the Court having heard the statements of counsel in support of and in opposition to confirmation at the Confirmation Hearing, as reflected in the record at the Confirmation Hearing; the Court having considered all testimony presented and evidence admitted at the Confirmation Hearing; the Court having taken judicial notice of the papers and pleadings on file in these chapter 11 cases; and the Court finding that (i) notice of the

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Confirmation Hearing and the opportunity of any party in interest to object to
Confirmation was adequate and appropriate, in accordance with Bankruptcy Rule 2002(b) and the Disclosure Statement Order, as to all parties to be affected by the Plan and the transactions contemplated thereby and (ii) the legal and factual bases set forth in the applicable papers and at the Confirmation Hearing, and as set forth in this Confirmation Order, establish just cause for the relief granted herein; the Court hereby makes the following Findings of Fact, Conclusions of Law and Order:(2)

I. FINDINGS OF FACT.

      A.    JURISDICTION AND CORE PROCEEDING.

            The Court has jurisdiction over this matter pursuant to 28 U.S.C.Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C.Section 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code.

      B.    VENUE.

            On August 25, 2003 (the "Petition Date"), the Debtors commenced their reorganization cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. DVI, Inc. ("DVI"), DVI Financial Services, Inc. ("DVIFS") and DVI Business Credit Corporation ("DVIBC") are each Delaware corporations. Accordingly, pursuant to 28 U.S.C. Section 1408, venue in the District of Delaware was proper as of the Petition Date and continues to be proper.

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(2)   This Confirmation Order constitutes the Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

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      C.    COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY
            CODE.

            1. SECTION 1129(a)(1) - COMPLIANCE OF THE PLAN WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

            The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

                  a. SECTIONS 1122 AND 1123(a)(1)-(4) - CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

            Pursuant to sections 1122(a) and 1123(a)(l) of the Bankruptcy Code,
Article 3 of the Plan designates Classes of Claims and Interests, other than for Administrative Claims, DIP Facility Claims and Priority Tax Claims.(3) As required by section 1122(a), each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan contains seven Classes of Claims and Interests, designated as Classes 1 through 7. Class 7 is further subclassified into two subclasses, designated as Class 7A and Class 7B. Such classification is proper under section 1122(a) of the Bankruptcy Code because such Claims and Interests have differing rights among each other and against the Debtors' assets or differing interests in the Debtors. Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article 4 of the Plan specifies all Classes of Claims and Interests that are not Impaired under the Plan and specifies all Classes of Claims and Interests that are Impaired under the Plan. Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article 5 of the Plan specifies the treatment of all Claims and Interests under the Plan. Pursuant to section 1123(a)(4)

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(3)   Pursuant to section 1123(a)(1) of the Bankruptcy Code, DIP Facility
      Claims, Administrative Claims and Priority Tax Claims are not required to be classified. Sections 2.1, 2.2 and 2.5 describe the treatment under the Plan of DIP Facility Claims, Administrative Claims and Priority Tax Claims, respectively.

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of the Bankruptcy Code, Article 5 of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. The Plan therefore complies with sections 1122 and 1123(a)(1)-(4) of the Bankruptcy Code.

                  b. SECTION 1123(a)(5) - ADEQUATE MEANS FOR IMPLEMENTATION OF THE PLAN.

            Article 7 and various other provisions of the Plan provide adequate means for the Plan's implementation. Those provisions relate to, among other things: (i) the establishment of the Liquidating Trust; (ii) the cancellation of the 9 7/8% Senior Notes Indenture, the 7 1/2% Subordinated Notes Purchase Agreement and the 9 1/8% Subordinated Notes Exchange Agreement; (iii) substantive consolidation of certain Claims against the Debtors for Plan purposes; (iv) execution of the Amended DIP Credit Agreement; (v) the creation of the Equityholding Subsidiary; (vi) the execution of the Asset Management Agreement; (vii) the dissolution of the Debtors; and (viii) the closing of the Chapter 11 Cases. The Plan therefore complies with section 1123(a)(5) of the Bankruptcy Code.

                  c. SECTION 1123(a)(6) - PROHIBITION AGAINST THE ISSUANCE OF NONVOTING EQUITY SECURITIES AND ADEQUATE PROVISIONS FOR VOTING POWER OF CLASSES OF SECURITIES.

            Because the Plan contemplates (i) the transfer of all of the Debtors' assets to the Liquidating Trust, (ii) the dissolution of the Debtors' corporate existences as soon as practicable after the Effective Date, (iii) the cancellation of the 9 7/8% Senior Notes Indenture, the 7 1/2% Subordinated Notes Purchase Agreement and the 9 1/8% Subordinated Notes Exchange Agreement, and
(iv) the issuance of no new securities, the Plan does not expressly provide for the inclusion in the charters of the Debtors a provision prohibiting the issuance of nonvoting equity securities. Nonetheless, because the Plan does not provide for the issuance of any

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securities, the issuance of nonvoting securities is impossible. Therefore, the
Plan satisfies the requirement of section 1123(a)(6) of the Bankruptcy Code.

                  d. SECTION 1123(a)(7) - SELECTION OF DIRECTORS AND OFFICERS IN A MANNER CONSISTENT WITH THE INTEREST OF CREDITORS AND EQUITY SECURITY HOLDERS AND PUBLIC POLICY.

            As soon as practicable after the Effective Date, each of the Debtors will be dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith; provided, however, that pursuant to section 1124(b) of the Bankruptcy Code, after the Effective Date the Liquidating Trustee shall be authorized to file each Debtor's final tax returns, and shall be authorized to file and shall file with the official public office for keeping corporate records in each Debtor's state of incorporation a certificate of dissolution or equivalent document. Such a certificate of dissolution may be executed by the Liquidating Trustee without need for any action or approval by the shareholders or Board of Directors of any Debtor. Following Confirmation and prior to the occurrence of the Effective Date, the then-current officers and directors of each of the Debtors shall continue in their respective capacities and the Debtors shall execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan. On and after the Effective Date, all such officers and directors shall be deemed to have resigned. The Liquidating Trustee has ample liquidation experience and was chosen by the Creditors' Committee. The Liquidating Trust Committee that oversees the Liquidating Trustee will be comprised of members appointed by the Creditors' Committee. The Plan therefore complies with section 1123(a)(7) of the Bankruptcy Code, as appropriate for a liquidating plan, in a manner consistent with the interests of creditors and equity security holders and public policy.

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                  e.    SECTION 1123(b)(1)-(2) - IMPAIRMENT OF CLAIMS AND
                        INTERESTS AND ASSUMPTION, ASSUMPTION AND ASSIGNMENT OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

            In accordance with section 1123(b)(1) of the Bankruptcy Code,
Article 4 of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article 6 of the Plan provides for the rejection of all executory contracts and unexpired leases of the Debtors as of the Effective Date, except for those executory contracts and unexpired leases that are (a) assumed pursuant to the Plan, (b) the subject of previous orders of the Bankruptcy Court providing for their assumption or rejection pursuant to Bankruptcy Code section 365, or (c) the subject of a pending motion before the Bankruptcy Court with respect to the assumption or assumption and assignment or rejection of such executory contracts and unexpired leases. The Debtors specifically designated certain executory contracts or unexpired leases to be assumed in Exhibit 4 to the Plan and have not further amended Exhibit 4 to the Plan. The Plan is therefore consistent with sections 1123(b)(1)-(2) of the Bankruptcy Code.

                  f. SECTION 1123(b)(3) - RETENTION, ENFORCEMENT AND SETTLEMENT OF CLAIMS HELD BY THE DEBTORS.

            Pursuant to section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided in the Plan or this Confirmation Order, after the transfer of the Assets to the Liquidating Trust pursuant to Section 7.2.3 of the Plan, the Liquidating Trustee (and to the extent retained by the Liquidating Trust to perform such work, the Asset Manager or any other Person) will have the exclusive right to enforce any and all causes of action against any Entity and rights of the Debtors that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Entity whatsoever, including but not limited to all avoidance powers granted to the Debtors under the Bankruptcy Code and all

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causes of action and remedies granted pursuant to sections 502, 506, 510, 541,
542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code, including, without limitation, any claim or cause of action that the Bankruptcy Court authorized the Creditors' Committee to pursue on the Debtors' behalf prior to the Effective Date.

            Unless otherwise ordered by the Court after notice and a hearing, from and after the Effective Date of the Plan, the Liquidating Trust, through the Liquidating Trustee, shall be the sole representative of the Debtors' Estates for all purposes, including without limitation, investigating, settling, compromising, objecting to, and litigating in the Court or on appeal (or pursuant to a withdrawal of the reference of jurisdiction) objections to Claims (including General Secured Claims) regardless of whether such objections were filed by the Debtors or the Creditors' Committee, subject to the terms of the Asset Management Agreement. Objections to any Administrative Claims, including Claims of all Professionals or other Entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered on or before the Effective Date (including any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases) must be Filed and served on the claimant no later than thirty (30) days after the Administrative Claims Bar Date. Objections to any Other Priority Claim, Priority Tax Claim or General Secured Claim must be Filed and served on the claimant no later than the later of (x) sixty (60) days after the date the Claim is Filed or (y) sixty (60) days after the Effective Date or such other date as may be ordered from time to time by the Court. No other deadlines by which objections to Claims must be Filed have been established in these Chapter 11 Cases. In light of the foregoing, the Plan is consistent with section 1123(b)(3) of the Bankruptcy Code.

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                  g.    SECTION 1123(b)(4) - SALE OF ALL OR SUBSTANTIALLY ALL OF
                        THE PROPERTY OF THE ESTATE.

                  Consistent with section 1123(b)(4) of the Bankruptcy Code, the Plan effectuates the distribution of the proceeds of the sale of all or substantially all property of the Estates under the Plan or previous sale orders of the Court. The Plan is therefore consistent with section 1123(b)(4) of the Bankruptcy Code.

                  h. SECTION 1123(b)(5) - MODIFICATION OF THE RIGHTS OF HOLDERS OF CLAIMS.

                  Article 5 of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of each Class of Claims, and therefore, the Plan is consistent with section 1123(b)(5) of the Bankruptcy Code.

                  i. SECTION 1123(b)(6) - OTHER PROVISIONS NOT INCONSISTENT WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE; SUBSTANTIVE CONSOLIDATION.

                  The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including:
(i) the provisions of Article 7 of the Plan regarding the means for implementing the Plan; (ii) the provisions of Article 6 of the Plan governing the assumption, assumption and assignment or rejection of executory contracts and unexpired leases; (iii) the provisions of Article 9 of the Plan governing distributions on account of Allowed Claims, particularly as to the timing and calculation of amounts to be distributed; (iv) the provisions of Section 7.1 of the Plan with respect to the substantive consolidation of the Debtors with respect to the treatment of all Claims and Interests except for General Secured Claims in Class 2; (v) the provisions of Section 11.4 of the Plan regarding the injunction with respect to claims and interests treated under the Plan; and (vii) the provisions of Article 12 of the Plan regarding retention of jurisdiction by the Court over certain

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matters after the Effective Date. The Plan is therefore consistent with section
1123(b)(6) of the Bankruptcy Code.

                  j.    SECTION 1123(d) - CURE OF DEFAULTS.

                  Section 6.2 of the Plan provides for the satisfaction of cure amounts associated with each executory contact and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors calculated the cure amounts set forth on Exhibit 4 to the Plan by reviewing the agreements and applicable nonbankruptcy law. The non-Debtor parties were given the opportunity to object to such cure amounts. There having been no objections, all cure amounts will be as set forth in
Exhibit 4 to the Plan. The Plan is therefore in compliance with section 1123(d) of the Bankruptcy Code.

            2. SECTION 1129(a)(2) - COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

            The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and the Disclosure Statement Order. Consistent with Section 11.3 of the Plan, the Debtors and their respective members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers, or agents, as applicable, have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code. The Plan therefore complies with section 1129(a)(2) of the Bankruptcy Code.

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            3.    SECTION 1129(a)(3) - PROPOSAL OF THE PLAN IN GOOD FAITH.

            The Debtors proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the Disclosure Statement and the evidence presented at the Confirmation Hearing, the Court finds and concludes that the Plan has been proposed with the legitimate and honest purpose of liquidating the Debtors' estates and maximizing the returns available to creditors of the Debtors. Moreover, the Plan itself and the arms' length negotiations among the Debtors, the Creditors' Committee, the DIP Lenders and the Debtors' other constituencies leading to the Plan's formulation, as well as the overwhelming support of creditors for the Plan, provide independent evidence of the Debtors' good faith in proposing the Plan.

            4. SECTION 1129(a)(4) - BANKRUPTCY COURT APPROVAL OF CERTAIN PAYMENTS AS REASONABLE.

            Section 2.4 of the Plan provides that immediately prior to the Effective Date, the Debtors shall pay all amounts owing to the Professionals for all outstanding Professional Claims relating to prior periods and for the period ending on the Effective Date (subject to a cap for each Professional equal to the cumulative budgeted amount for such Professional since the Petition Date, as determined in accordance with the budget attached to the DIP Facility Order approving Amendment No. 2 to the DIP Credit Agreement or otherwise agreed in writing between the DIP Lenders and the Debtors). Upon receipt of such payments, each Professional shall be deemed to fully and finally release and discharge any rights or claims it may have to its Carve Out (as defined in the DIP Credit Agreement) without the need for any further order of the Bankruptcy Court. The Professionals shall estimate Professional Claims due for periods that have not been billed as of the Effective Date. On or prior to the Administrative Claims Bar Date, each

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Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Liquidating Trustee or the Liquidating Trustee shall pay any outstanding amounts owed to the Professional.

            The Court will review the reasonableness of such applications under sections 328 and 330 of the Bankruptcy Code and any applicable case law. The Court has authorized periodic payment of the fees and expenses of Professionals incurred in connection with these Chapter 11 Cases. All such fees and expenses, however, remain subject to final review for reasonableness by the Court. Thus, the Plan complies with section 1129(a)(4) of the Bankruptcy Code.

            5. SECTION 1129(a)(5) - DISCLOSURE OF IDENTITY OF PROPOSED MANAGEMENT, COMPENSATION OF INSIDERS AND CONSISTENCY OF MANAGEMENT PROPOSALS WITH THE INTERESTS OF CREDITORS AND PUBLIC POLICY.

            Section 7.2 of the Plan provides that on the Effective Date, the Debtors shall execute the Liquidating Trust Agreement. Pursuant the Liquidating Trust Agreement, a Liquidating Trustee shall be appointed. Exhibit 2 to the Liquidating Trust Agreement discloses the identity and qualifications of the Liquidating Trustee, Dennis J. Buckley of Marlborough, Massachusetts. Schedule
4.13 of the Liquidating Trust Agreement sets forth the terms of the Liquidating Trustee's compensation. Among other professionals, the Liquidating Trustee intends to retain Obsidian Finance, LLC as Servicer and Asset Manager pursuant to the terms of the Asset Management Agreement. The appointment of the Liquidating Trustee and the retention of the Asset Manager is consistent with the interests of holders of Claims and Interests and with public policy. The Plan therefore complies with section 1129(a)(5) of the Bankruptcy Code.

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            6.    SECTION 1129(a)(6) - APPROVAL OF RATE CHANGES.

            After the Confirmation Date, the Debtors will not have any businesses involving the establishment of rates over which any regulatory commission has or will have jurisdiction. Therefore, the provisions of section 1129(a)(6) do not apply to the Plan.

            7. SECTION 1129(a)(7) - BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS.

            With respect to each Impaired Class of Claims or Interests of the Debtors, each holder of a Claim or Interest in such Impaired Class has accepted or is deemed to have accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code on an individual or consolidated basis. The Plan therefore complies with section 1129(a)(7) of the Bankruptcy Code.

            8.    SECTION 1129(a)(8) - ACCEPTANCE OF PLAN BY IMPAIRED CLASS.

            Pursuant to sections 1124 and 1126 of the Bankruptcy Code: (a) as indicated in Section 4.1 of the Plan, Classes 1 and 2 are not Impaired by the Plan; (b) pursuant to the Plan's terms, Classes 1 and 2 are deemed to have accepted the Plan; and (c) as indicated in the Voting Affidavit, the requisite number and amount of creditors and claims in Class 3 as required by section 1126(c) of the Bankruptcy Code voted to accept the Plan. As indicated in the Voting Affidavit, although the requisite number of creditors in Class 4 voted to accept the Plan, the requisite amount of claims in Class 4 as required by section 1126(c) of the Bankruptcy Code did not vote to accept the Plan. Because the holders of Claims and Interests in Classes 5, 6, 7A and 7B will not receive or retain any property on account of such Claims or Interests, Classes 5, 6, 7A and 7B are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the lack of compliance with section 1129(a)(8) of the

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Bankruptcy Code with respect to Classes 4, 5, 6, 7A and 7B, the Plan is confirmable because, as described in Section I.B.14 below, the Plan, as modified, satisfies the "cramdown" requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes. The Plan therefore complies with section 1129(a)(8) of the Bankruptcy Code.

            9. SECTION 1129(a)(9) - TREATMENT OF CLAIMS ENTITLED TO PRIORITY PURSUANT TO SECTION 507(a) OF THE BANKRUPTCY CODE.

                  a. Article 2 of the Plan provides for treatment of DIP Facility Claims, Administrative Claims, and Priority Tax Claims, subject to certain bar date provisions consistent with Bankruptcy Rules 3002 and 3003, in the manner required by section 1129(a)(9) of the Bankruptcy Code.

                  b. Except as set forth in Section I.C.9.c of this Confirmation Order, pursuant to Section 2.2 of the Plan, each holder of an Allowed Administrative Claim will receive on account of such Allowed Administrative Claim and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors and the holder of such Allowed Administrative Claim have agreed upon in writing.

                  c. Pursuant to Section 2.2 of the Plan, Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or course of dealing relating thereto and Professional Claims shall be paid in accordance with Section 2.4 of the Plan.

                  d. Under Section 2.5 of the Plan, each holder of an Allowed Priority Tax Claim, at the sole option of the Debtors, shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in

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exchange for such Allowed Priority Tax Claim, (a) in accordance with Bankruptcy
Code section 1129(a)(9)(C), equal Cash payments made on the Effective Date or as soon as practicable thereafter and on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance, compounded annually from the Effective Date, calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date; (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors on or prior to the date ninety (90) days after the Effective Date, provided such treatment is on more favorable terms to the Debtors, as the case may be, than the treatment set forth in subsection (a) hereof; or (c) payment in full, in Cash to all holders of Allowed Priority Tax Claims that have not agreed to less favorable terms.

                  e. Pursuant to Section 2.6.2 of the Plan, all requests for payment of Claims by a Governmental Unit (as defined in Bankruptcy Code section 101(27)) for Taxes (and for interest and/or penalties or other amounts related to such Taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no Bar Date has otherwise been previously established, must be Filed on or before the later of: (a) sixty (60) days following the Effective Date; or (b) to the extent applicable, ninety (90) days following the filing of a tax return for such Taxes (if such Taxes are assessed based on a tax return) for such tax year or period with the applicable governmental unit. Any holder of a Claim for Taxes that is required to File a request for payment of such Taxes and other amounts due related to such Taxes and which does not File such a Claim by the applicable bar date shall be forever barred from

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asserting any such Claim against any of the Debtors or any non-Debtor member of the Debtors' consolidated tax group, the Estates, the Liquidating Trust, the Liquidating Trustee or any other Entity, or their respective property, whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date, and shall receive no distribution under the Plan or otherwise on account of such Claim.

                  f. Pursuant to Section 5.1 of the Plan, each holder of an Allowed Other Priority Claim will receive Cash equal to the amount of such claim on the Effective Date, or such other treatment as to which the Debtors and the holder of such Allowed Other Priority Claim have agreed upon in writing.

                  g. In light of the foregoing, the Plan complies with section 1129(a)(9) of the Bankruptcy Code.

            10. SECTION 1129(a)(10) - ACCEPTANCE BY AT LEAST ONE IMPAIRED NON-INSIDER CLASS.

                  As indicated in the Voting Affidavit and as reflected in the record of the Confirmation Hearing, at least one non-insider Class of Claims or Interests that is Impaired under the Plan, Class 3, has voted to accept the Plan. The Plan therefore complies with section 1129(a)(10) of the Bankruptcy Code.

            11.   SECTION 1129(a)(11) FEASIBILITY OF THE PLAN.

            Based on the testimony at the Confirmation Hearing regarding the value of the Debtors' Assets, including, without limitation, the Litigation Claims, the Plan sets forth means of payment of the Debtors' obligations under the Plan in accordance with the Bankruptcy Code and the Bankruptcy Rules and is feasible. As the Plan and the Liquidating Trust Agreement provide for the liquidation of all of the Debtors' remaining assets, confirmation cannot be followed by any liquidation in addition to that prescribed by the Plan or the Liquidating Trust Agreement, nor would confirmation be followed by the need for further financial reorganization. The Plan therefore complies with section 1129(a)(11) of the Bankruptcy Code.

            12.   SECTION 1129(a)(12) - PAYMENT OF BANKRUPTCY FEES.

                  Section 2.3 of the Plan provides that, on or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. Section 1930, as determined by the Court at the Confirmation Hearing, shall be paid in full, in Cash. The Plan therefore complies with section 1129(a)(12) of the Bankruptcy Code.

            13.   SECTION 1129(a)(13) - RETIREE BENEFITS.

            The Debtors are not obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and thus are in compliance with section 1129(a)(13) of the Bankruptcy Code.

            14. SECTION 1129(b) - CONFIRMATION OF THE PLAN OVER THE NON-ACCEPTANCE OF IMPAIRED CLASSES.

            Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that (a) Claims and Interests in Classes 5, 6, 7A and 7B are Impaired and are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code and (b) as indicated in the Voting Affidavit, holders of Class 4 Claims rejected the Plan. Nonetheless, the Plan meets the "cramdown" requirements for confirmation under Section 1129(b) of the Bankruptcy Code. Other than the requirement in section 1129(a)(8) of the Bankruptcy Code with respect to Classes 4, 5, 6, 7A and 7B, all of the requirements of section 1129(a) of the Bankruptcy Code have been met. The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 4, 5, 6, 7A and 7B. No holders of Claims and Interests junior to the Claims and Interests in Classes 4, 5, 6, 7A and 7B will receive or retain any property on account of their Claims and Interests, and no holders of Claims or Interests senior to the Claims and Interests in Classes 4, 5, 6, 7A and 7B are receiving more than full payment on account of the Claims and Interests in such Classes. The Plan therefore is fair and equitable and does not discriminate unfairly with respect to each of these Classes, and therefore complies with section 1129(b) of the Bankruptcy Code.

            15.   SECTION 1129(d) - PURPOSE OF PLAN.

            The primary purpose of the Plan is not avoidance of taxes or avoidance of the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and there has been no objection filed by any governmental unit asserting such avoidance. The Plan therefore complies with section 1129(d) of the Bankruptcy Code.

            16.   MODIFICATIONS TO THE PLAN.

            To the extent the terms of this Confirmation Order may be construed to constitute modifications to the Plan (the "Plan Modifications"), such Plan Modifications do not materially or adversely affect or change the treatment of any Claim against or Interest in any Debtor. Accordingly, pursuant to Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the solicitation of acceptances or rejections under section 1126 of the Bankruptcy Code. Disclosure of the Plan Modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of these Chapter 11 Cases. All references to the Plan in this Confirmation Order shall be to the Plan as so modified.

            17.   GOOD FAITH PARTICIPATION.

            Based upon the record before the Court, the Debtors, the Creditors' Committee, the DIP Lenders, and their respective members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers and agents have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the Chapter 11 Cases, and the negotiation and pursuit of confirmation of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and, to the extent set forth in Section III.H of this Confirmation Order, the exculpatory and injunctive provisions set forth in Article XI of the Plan.

II.   CONCLUSIONS OF LAW.

      A.    JURISDICTION AND VENUE.

            The Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue of the Chapter 11 Cases in the United States District Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. Section 1408, and continues to be proper.

      B.    COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE.

            As set forth in Section I.B above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

      C. APPROVAL OF EXCULPATION AND LIMITATION OF LIABILITY PROVIDED UNDER THE PLAN AND CERTAIN OTHER MATTERS.

            1. Except as specifically set forth in Section III.H below, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), those exculpations, limitations of liability, waivers, and injunctions that are specifically set forth in the Plan, including in Article 11 of the Plan, (a) are approved as integral parts of the Plan; (b) are fair, equitable, reasonable and in the best interests of the Debtors and their respective Estates and the holders of Claims and Interests; (c) are approved as fair, equitable and reasonable, pursuant to, among other authorities, section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a); and (d) are effective and binding in accordance with their terms.

            2. In approving the exculpations, limitations of liability and injunctions as described above, the Court has considered: (a) whether an identity of interest between the Debtors and the releasees exists, such that a suit against the releasees is a suit against the Debtors or would deplete assets of the estates; (b) the substantial contribution of the releasees since the Petition Date; (c) the essential nature of Sections 11.3 to 11.5 of the Plan and
Section III.H below to the approval of the Plan; and (d) that a substantial majority of the creditors support the Plan. See In re Zenith Electronics Corp., 241 B.R. 92, 110 (Bankr. D. Del. 1999) (considering similar factors to determine if release of a third party should be allowed as part of a plan).

            3. In approving the exculpations, limitations of liability and injunctions described above of and from such potential claims, as described above, the Court has also considered: (a) the balance of the likelihood of success of claims asserted by the Debtors or other claimants against the likelihood of success of the defenses or counterclaims possessed by the Debtors, other claimants or other potential defendants; (b) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, waivers, discharges and injunctions; (c) the acceptance of the Plan by an overwhelming majority of the holders of Claims, as set forth in the Voting Affidavit; and (d) that the Plan, which gives effect the other compromises, releases, waivers, discharges and injunctions set forth in the Plan, is the product of extensive arms' length negotiations among the Debtors, the Creditors' Committee and other parties in interest. See Protective Comm. Stockholders of TMT Trailer Ferry Inc. v. Anderson, 390 U.S. 414, 424 (1968) (citing factors such as those set forth above to be evaluated by courts in determining whether a settlement as a whole is fair and equitable); accord Myers v.

Martin (In re Martin), 91 F.3d 389, 394 (3d Cir. 1996) (setting forth similar factors to be considered in evaluating the reasonableness of a settlement).

      D.    AGREEMENTS AND OTHER DOCUMENTS.

            The Debtors have disclosed all material facts relating to the various contracts, instruments, releases, indentures and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended by them in connection with the Plan, including, without limitation, the Liquidating Trust Agreement, the Asset Management Agreement and the Amended DIP Credit Agreement attached as exhibits to the Plan (collectively, the "Plan Documents"). Pursuant to section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business corporation laws of any other state (collectively, the "State Reorganization Effectuation Statutes"), as applicable, no action of the Debtors' Boards of Directors or the Liquidating Trustee will be required to authorize the Debtors to enter into, execute and deliver, adopt or amend, as the case may be, the Plan Documents, and following the Effective Date, each of the Plan Documents will be a legal, valid and binding obligation of the Debtors, enforceable against the Debtors in accordance with the respective terms thereof. Each of the Plan Documents also shall be enforceable against the Liquidating Trust and the Liquidating Trustee from and after the Effective Date.

      E. ASSUMPTIONS, ASSUMPTIONS AND ASSIGNMENTS AND REJECTIONS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

            Each pre- or post-Confirmation assumption, assumption and assignment or rejection of an executory contract or unexpired lease pursuant to Article 6 of the Plan, including any pre- or post-Confirmation assumption, assumption and assignment or rejection effectuated as a result of any amendment to Article 6 to the Plan, shall be legal, valid and binding upon the applicable Debtor and all non-debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered prior to the Confirmation Date under section 365 of the Bankruptcy Code. The DIP Credit Agreement and the Amended DIP Credit Agreement are not, and shall not be deemed to be, executory contracts.

III.  ORDER.

            ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

      A.    CONFIRMATION OF THE PLAN.

            The Plan is confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All of the Objections and other responses to, and statements and comments regarding, the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are either (a) resolved or sustained on the terms set forth herein or (b) overruled.

            The failure specifically to identify or refer to any particular provision of the Plan, the Asset Management Agreement, the Liquidating Trust Agreement, the Amended DIP Credit Agreement or any other agreement approved by this Confirmation Order in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan, Asset Management Agreement, the Liquidating Trust Agreement, the Amended DIP Credit Agreement and all other agreements approved by this Confirmation Order are approved in their entirety.

      B.    EFFECTS OF CONFIRMATION.

            1.    BINDING NATURE OF PLAN TERMS.

            Notwithstanding any otherwise applicable law, from and after the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order shall be deemed binding upon (i) the Debtors, (ii) any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), (iii) any and all non-debtor parties to executory contracts and unexpired leases with any of the Debtors, and the compromises, releases, waivers, discharges and injunctions described in Section II.C above, and (iv) the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

            2.    DISSOLUTION OF DEBTORS.

            As soon as practicable after the Effective Date, each of the Debtors will be dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith; provided, however, that pursuant to section 1142(b) of the Bankruptcy Code, after the Effective Date, the Liquidating Trustee shall be authorized to File each Debtor's final tax returns, and shall be authorized to File and shall File with the official public office for keeping corporate records in each Debtor's state of incorporation a certificate of dissolution or equivalent document. Such a certificate of dissolution may be executed by the Liquidating Trustee without need for any action or approval by the shareholders or Board of Directors of any Debtor.

            3.    THE LIQUIDATING TRUST.

            a. On the Effective Date, the Debtors, on their own behalf and on behalf of the Beneficiaries, shall execute the Liquidating Trust Agreement and take all steps necessary to establish the Liquidating Trust.

            b. On the Effective Date, each of the Debtors shall transfer all of their respective Assets to the Beneficiaries of the Liquidating Trust, who shall contribute such Assets to the Liquidating Trust pursuant to the Liquidating Trust Agreement. Except as set forth below, all Assets shall be transferred and contributed free and clear of all Liens, Claims, interests and encumbrances. All of the Assets transferred to the Beneficiaries and contributed by them to the Liquidating Trust other than the Unencumbered Cash shall be transferred subject to the DIP Facility Claims, the DIP Liens and the Carve Out (as defined in the Amended DIP Credit Agreement). Any Asset, other than the Unencumbered Cash, the Initial Litigation Funding Amount or any amounts properly deposited in the Litigation Fund, upon which any holder of an Allowed General Secured Claim has a perfected General Secured Claim Lien shall be transferred to the Beneficiaries and contributed by them to the Trust Estate subject to such General Secured Claim Lien. Title to all Assets contributed to the Liquidating Trust shall vest in the Liquidating Trust on the Effective Date following the transfer.

            c. On the Effective Date, the Liquidating Trust shall assume the obligations of the Debtors with respect to the DIP Facility Claims and the Allowed General Secured Claims. In furtherance of these obligations, the DIP Lenders, DIP Agents and holders of General Secured Claims shall be bound to the provisions of the Liquidating Trust Agreement and the Plan affecting such Claims and Liens, and shall have the right to enforce their rights under the Liquidating Trust Agreement as if they were a party thereto.

            d. On the Effective Date, the Liquidating Trustee shall enter into the Asset Management Agreement for the purpose of retaining an asset manager and servicer to oversee the liquidation of the Sale Assets.

            e. In consideration for their receipt of Beneficial Interests in the Liquidating Trust, those Beneficiaries who so elected on their ballot for accepting or rejecting the Plan shall be deemed to have transferred to the Liquidating Trust any and all claims and causes of action such Beneficiaries may have against any Person (other than parties or entities that have been released under the Plan) in connection with, or in any way related to, (i) the adequacy or completeness of the Debtors' prepetition financial reporting or (ii) the waste, dissipation or transfer of assets of the Debtors, in each case only to the extent not released pursuant to Section 11.3 of the Liquidating Trust Agreement (collectively, the "Creditor Financial Reporting Claims"). Upon the transfer of the Creditor Financial Reporting Claims, the Liquidating Trustee shall succeed to all of the assigning Beneficiaries' right, title and interest in such Creditor Financial Reporting Claims and such Beneficiaries will have no further interest in or with respect to the Creditor Financial Reporting Claims.

            f. On and after the Effective Date, the Liquidating Trustee shall succeed to all applicable privileges of the Debtors, including, inter alia, the attorney-client privilege, and the Liquidating Trustee shall be solely authorized to exercise or waive any such privilege.

            g. For all purposes under the Plan and the Plan Documents, the Liquidating Trust shall act through the Liquidating Trustee.

            4.    AMENDED DIP CREDIT AGREEMENT AND DIP FACILITY CLAIMS.

            Effective immediately after receipt of the Section 2.4 Professional Payments by the Professionals, on the Effective Date, in accordance with Section
2.1 of the Plan, the Amended DIP Credit Agreement shall be executed by the Debtors, and the Liquidating Trust shall assume the DIP Facility Claims and the Amended DIP Credit Agreement and the Debtors' rights and obligations thereunder, and the Debtors and the Debtors' Estates shall have no further liability for the DIP Facility Claims after such assumption by the Liquidating Trust. The DIP Liens shall attach to and be valid, perfected and enforceable Liens on, all of the assets of the Liquidating Trust (except the Unencumbered Cash), subject to the Carve Out described in the Amended DIP Credit Agreement, and the Debtors and Liquidating Trustee shall take all steps requested by the DIP Agents to ensure perfection of such Liens, including, without limitation, the filing of UCC financing statements in support of such Liens. In the event of an Event of Default or Triggering Event of Default (both as defined in the Amended DIP Credit Agreement) under the Amended DIP Credit Agreement, the DIP Agents and DIP Lenders shall have the right to take any steps and exercise any remedies against the Liquidating Trustee, the Liquidating Trust and the Trust Assets to the extent provided for under the Amended DIP Credit Agreement, the Plan, the Amended DIP Facility Order and this Confirmation Order.

            Upon the satisfaction of the conditions to effectiveness of the Final Order (I) Authorizing Debtors in Possession to Enter Into and Obtain Credit Under Second Amended and Restated Postpetition Financing Agreement with Goldman Sachs Credit Partners L.P. as Loan Agent, Administrative Agent and Lender and Ableco Finance LLC, as Loan Agent and Lender Pursuant to Sections 105, 361, 362, 363, 364(C)(1), 364(C)(2), 364(C)(3) and 364(D) and (II)
Reaffirming Liens and Superpriority Claims (the "Amended DIP Facility Order") set forth therein, the terms of the Amended DIP Facility Order shall be expressly incorporated herein. The terms of Section 2.1 of the Plan, including without limitation the assumption by the Liquidating Trust of the Amended DIP Credit Agreement and the DIP Facility Claims on the Effective Date after receipt by the Professionals of the Section 2.4 Professional Payments, are expressly approved. The DIP Facility Claims, including, without limitation, any claims for indemnification arising under Section 13.4 of the Amended DIP Credit Agreement, are allowed in their entirety by operation of this Order, without the need for the filing of a proof of claim or any other similar documentation in respect of such Claims.

            5. CREATION OF SUBSIDIARY; TRANSFER OF EQUITY AND MEMBERSHIP INTERESTS.

            On or prior to the Effective Date, DVI, Inc. shall create a direct or indirect wholly owned Delaware corporation subsidiary (the "Equityholding Subsidiary"). On the Effective Date, prior to the transfer of the Assets by the Debtors to the Liquidating Trust, all of the equity interests of the Debtors in DVI International, Inc., DVI Investment, Inc., DVI Mortgage Funding, Inc., DVI Realty Company, Healthcare Technology Solutions, Inc., DVI Receivables V LLC, DVI Receivables VI LLC, DVI Receivables Corp. VII, DVI Receivables VII LLC, DVI Receivables Corp. VIII, DVI Receivables Corp. IX, DVI Receivables Corp. X, DVI Receivables Corp. XI, DVI Receivables Corp. XII, DVI Receivables Corp. XIV, DVI Receivables Corp. XV, DVI Receivables Corp. XVI, DVI Receivables Corp. XVII, DVI Receivables Corp. XVIII, DVI Receivables Corp. XIX, DVI Funding Corporation, DVI Texas, Inc., DVI Arizona, Inc., DVI Georgia - Macon, Inc., DVI Georgia - Newnan, Inc., DVI Georgia - Athens, Inc., DVI New York, DVI Business Credit Receivable Corp., DVI Business Credit Receivable Corp. II, DVI Business Credit Receivable Corp. III, MSF Holding Ltd. and Medical Equipment Credit Pte Ltd shall be transferred by the Debtors to the Equityholding Subsidiary (subject to the DIP Facility Claims, the DIP Liens and General Secured Claim Liens); provided, however, that such transfer shall be conditioned upon the Debtors having the Equityholding Subsidiary execute an Accession Agreement in a form and substance satisfactory to the DIP Lenders prior to such transfer. On the Effective Date, the equity interests of the Equityholding Subsidiary shall be transferred to the

Liquidating Trust, and the Liquidating Trustee (or his duly appointed successor) shall exercise his powers as the sole shareholder of the Equityholding Subsidiary to appoint himself as the sole officer and director of the Equityholding Subsidiary.

            6. APPROVAL OF EXECUTORY CONTRACT AND UNEXPIRED LEASE PROVISIONS AND RELATED PROCEDURES.

            The executory contract and unexpired lease provisions of Article VI of the Plan are specifically approved. As of the Effective Date, the Debtors shall assume or assume and assign, as applicable, pursuant to Bankruptcy Code section 365, each of the executory contracts and unexpired leases of the Debtors that are identified in Exhibit 4 to the Plan that have not expired under their own terms prior to the Effective Date.

            Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), in either of the following ways: (a) by payment of the amount, if any, set forth in Exhibit 4 to the Plan, in Cash and in full on the Effective Date; or (b) by payment of the amount, if any, set forth in Exhibit 4 to the Plan, on such other terms as may be agreed to by the Debtors and the non-Debtor parties to such executory contract or unexpired lease. In the event of a dispute regarding (i) the amount or timing of any cure payments, (ii) the ability of the Debtors on or prior to the Effective Date and the Liquidating Trustee after the Effective Date, or an assignee thereof to provide adequate assurance of future performance under the contract or lease to be assumed or assumed and assigned, as applicable, or (iii) any other matter pertaining to assumption or assumption and assignment of the contract or lease to be assumed, the Debtors prior to and on the Effective Date and the Liquidating Trustee after the Effective Date shall pay all required cure amounts promptly following the entry of a Final Order resolving the dispute.

            Except as otherwise expressly set forth herein, all objections, if any, relating to the assumption, assumption and assignment, or rejection of an executory contract or unexpired lease, including but not limited to objections as to adequate assurance of future performance and/or cure amounts, are overruled. Notice of the time fixed for filing objections to such assumption, assumption and assignment, or rejection was adequate, pursuant to the terms of the Disclosure Statement Order and in accordance with the precepts of due process.

            Failure to assert arrearages, damages or objections in the manner described in the Disclosure Statement Order shall constitute consent to the proposed assumption, revestment, cure or assignment on the terms and conditions provided in the Plan and in this Confirmation Order, including an acknowledgement that the proposed assumption and/or assignment provides adequate assurance of future performance and that the amount identified for "cure" in
Exhibit 4 to the Plan is the amount necessary to cover any and all outstanding defaults under the executory contract or unexpired lease to be assumed, as well as an acknowledgement and agreement that no other defaults exist under such contract or lease.

            Except for those executory contracts and unexpired leases that are
(i) assumed pursuant to the Plan, (ii) the subject of previous orders of the Court providing for their assumption or rejection pursuant to Bankruptcy Code section 365, irrespective of whether such assumption or rejection has yet to occur on the Effective Date, or (iii) the subject of a pending motion before the Court with respect to the assumption or assumption and assignment of such executory contracts and unexpired leases as of the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to section 365 of Bankruptcy Code.

            7.    PROSECUTION OF LITIGATION CLAIMS BY THE LIQUIDATING TRUST.

            On and after the Effective Date, the Creditors' Committee shall be dissolved. The Liquidating Trustee, as the legal representative of the Liquidating Trust, shall be authorized without further order to pursue and liquidate all Litigation Claims and, in connection therewith he shall be deemed substituted as the plaintiff and a party in interest in the place and stead of the Creditors' Committee or the Debtors pursuant to Fed. R. Civ. P. 25 and Bankruptcy Rules 7025 and 9014, in all actions, proceedings, contested matters, applications and motions, including, without limitation, the following actions:

                  a. "The Official Committee of Unsecured Creditors of DVI, Inc., et. al., on behalf of DVI Inc., at. al., Plaintiff, against , DVI Business Credit Receivables Corp. III, U.S. Bank National Association, f/k/a First Trust National Association, as Trustee Under An Indenture Dated as of January 1, 1998, As Amended And Supplemented, XL Capital Assurance, Inc., Nomura Credit & Capital, Inc., Harris Nesbitt Corp., and John Does Nos. 1 Through 50., Defendants." United States Bankruptcy Court for the District Of Delaware, Adversary Proceeding. No. 03-57446-MFW;

                  b. "The Official Committee of Unsecured Creditors of DVI, Inc., et. al., on behalf of DVI Inc., at. al., Plaintiff, against, Michael A. O'Hanlon, Steven R. Garfinkel, Richard E. Miller, John P. Boyle, Anthony J. Turek, Raymond D. Fear, William S. Goldberg, Gerald L. Cohn, John E. McHugh, Harry T.J. Roberts, and Nathan Shapiro, Defendants." United States District Court for the District Of Delaware, Civil Action. No 04-955 GMS;

                  c. Motion to Authorize the Examination of Merrill Lynch Pursuant to Bankruptcy Rule 2004 filed by the Official Committee of Unsecured Creditors (Docket No. 2551); and

                  d. Motion to Authorize the Examination of Deloitte and Touche LLP Pursuant to Bankruptcy Rule 2004 filed by the Official Committee of Unsecured Creditors (Docket No.
                        2115).

      C.    CLAIMS, BAR DATES AND OTHER CLAIMS MATTERS.

            1.    BAR DATES FOR ADMINISTRATIVE CLAIMS OTHER THAN TAX CLAIMS.

            Other than with respect to (i) Administrative Claims for which the Bankruptcy Court previously has established a Bar Date, and (ii) Tax Claims addressed in Section III.C.2 below, any and all requests for payment or proofs of Administrative Claims, including Claims of all Professionals or other Entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered on or before the Effective Date (including any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases), must be Filed and served on the Liquidating Trustee and its counsel no later than the Administrative Claims Bar Date. Objections to any such Administrative Claims must be Filed and served on the claimant no later than thirty (30) days after the Administrative Claims Bar Date. The Liquidating Trustee shall use reasonable efforts to promptly and diligently pursue resolution of any and all disputed Administrative Claims.

            Holders of Administrative Claims, including all Professionals or other Entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered on or before the Effective Date (including any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases), that are required to File a request for payment or proof of such Claims and that do not File such requests or proofs of Claim on or before the Administrative Claims Bar Date shall be forever barred from asserting such Claims against the any of the Debtors, their Estates, the Liquidating Trust, the Liquidating Trustee, any other Person or Entity, or any of their respective property.

            2.    BAR DATES FOR TAX CLAIMS.

            All requests for payment of Claims by a Governmental Unit (as defined in Bankruptcy Code section 101(27)) for Taxes (and for interest and/or penalties or other amounts related to such Taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no Bar Date has otherwise been previously established, must be Filed on or before the later of: (a) sixty (60) days following the Effective Date; or (b) to the extent applicable, ninety (90) days following the filing of a tax return for such Taxes (if such Taxes are assessed based on a tax return) for such tax year or period with the applicable Governmental Unit. Any holder of a Claim for Taxes that is required to File a request for payment of such Taxes and other amounts due related to such Taxes and which does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Claim against any of the Debtors or any non-Debtor member of the Debtors' consolidated tax group, the Estates, the Liquidating Trust, the Liquidating Trustee or any other Entity, or their respective property, whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date, and shall receive no distribution under the Plan or otherwise on account of such Claim.

            3.    BAR DATE FOR REJECTION DAMAGES CLAIMS AND RELATED PROCEDURES.

            If the rejection of an executory contract or unexpired lease pursuant to Section 6.4 of the Plan gives rise to a Claim for damages by the other party or parties to the executory contract or unexpired lease, such Claim must be Filed within thirty (30) days after the mailing of notice of the entry of the Confirmation Order or such Claim shall be forever barred, shall not be enforceable against the Debtors, their Estates, the Liquidating Trust, the Liquidating Trustee, or any of their respective properties and shall receive no distribution under the Plan or otherwise on account of such Claim.

            4.    EFFECT OF CONFIRMATION: 11 U.S.C. SECTION 1141(d)(3).

            The Plan cannot discharge the Debtors because: (i) the Plan provides for the liquidation of all or substantially all of the property of the Estates;
(ii) the Debtors will not engage in business after the consummation of the Plan; and, (iii) the Debtors would be denied a discharge under 11 U.S.C. Section 727(a) if these cases were cases under chapter 7 of the Bankruptcy Code. Accordingly, this Court is not required to either grant or deny a discharge to any of the Debtors.

      D.    ACTIONS IN FURTHERANCE OF THE PLAN.

            The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Debtors prior to and on the Effective Date and the Liquidating Trustee after the Effective Date to take any and all actions necessary or appropriate to implement, effectuate and consummate, among other things, the Plan, the Liquidating Trust Agreement, the Asset Management Agreement, the Amended DIP Credit Agreement, this Confirmation Order, the Amended DIP Facility Order or the transactions contemplated thereby or hereby. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, instruments, releases and other agreements specifically granted and approved in this Confirmation Order, the Debtors prior to and on the Effective Date and the Liquidating Trustee after the Effective Date are authorized and empowered, without further action in the Court, to take any and all such actions as they may determine are necessary or appropriate to implement, effectuate and consummate, among other things, the Plan, the Liquidating Trust Agreement, the Asset Management Agreement, the Amended DIP Credit Agreement, the Amended DIP Facility Order, this Confirmation Order or the transactions contemplated thereby or hereby. Pursuant to section 1142 of the Bankruptcy Code, and the State Reorganization Effectuation Statutes, no action of the Debtors' Boards of Directors or the Liquidating Trustee shall be required for any Debtor to enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan and, following the Effective Date, each of such contracts, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Debtor, enforceable against such Debtor and its successors (including the Liquidating Trust) in accordance with its terms subject only to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to general equitable principles. The Debtors prior to and on the Effective Date and the Liquidating Trustee after the Effective Date are authorized to execute, deliver, File or record such contracts, instruments, financing statements, releases mortgages, deeds, assignments, leases, applications, registration statements, reports or other agreements or documents and take such other actions as they may determine are necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order and the transactions contemplated thereby or hereby, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Disclosure Statement Order, this Confirmation Order or the exhibits to any of the foregoing. The signature of any officer of any Debtor prior to or on the Effective Date and the Liquidating Trustee or his designee after the Effective Date on a document executed in accordance with this Section III.D shall be conclusive evidence of the such Person's determination that such document and any related actions are necessary and appropriate to effectuate and/or further evidence the terms and conditions of the Plan, this Confirmation Order or the transactions contemplated thereby or hereby. Any officer of any Debtor prior to or on the Effective Date and the Liquidating Trustee or his designee after the Effective Date are authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor.

      E.    INDEMNIFICATION.

            The exculpations, injunctions and limitations of liability contained in Article 11 of the Plan are approved to the extent set forth in Section III.H below, are incorporated herein to the extent approved, are so ordered and shall be immediately effective on the Effective Date of the Plan without further act or order.

      F.    RESOLUTION OF CERTAIN FORMAL AND INFORMAL OBJECTIONS TO
            CONFIRMATION.

            1. Formal and informal Objections to Confirmation are hereby resolved on the terms and subject to the conditions set forth below. The compromises and settlements contemplated by the resolution of such Objections are fair, equitable and reasonable, are in the best interests of the Debtors, their respective Estates and Creditors and are expressly approved pursuant to Bankruptcy Rule 9019.

            2. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the subrogation rights of CDC (Barbados) Holdings Limited ("CDC") are hereby expressly preserved and incorporated into the Plan. For purposes of clarification, upon payment in full of the Senior Debt Claims, CDC shall step into the shoes of the holders of the Senior Claims to the extent set forth in the 7 1/2% Subordinated Notes Purchase Agreement.

            3. That certain stipulation among the Debtors, certain of their affiliates and Bank of Montreal dated as of November 5, 2004 (Docket No. 2633) is hereby approved.

            4. All of the objections of Nomura Credit & Capital, Inc., XL Capital Assurance Inc. and Harris Nesbitt Corp. and U.S. Bank National Association as Indenture Trustee (collectively, the "Rec. III Noteholders") are deemed withdrawn with prejudice except their objection to the granting of a release of their claims against the DIP Lenders and DIP Agents under the Plan which has been resolved as set forth in this Confirmation Order. The Rec.

III Noteholders shall not be deemed to have accepted the Plan as a result of their withdrawal of their objections.

            5. For purposes of clarification, the Assets transferred to the Liquidating Trust are not transferred free and clear of General Secured Claim Liens that secure General Secured Claims that are ultimately Allowed, even if such General Secured Claims are Allowed after the Effective Date.

            6. As set forth in the Amended DIP Facility Order, the DIP Liens shall be subordinate to all General Secured Claim Liens to the extent such liens and the security interests underlying such liens were valid, perfected and unavoidable as of the Petition Date.

            7. With respect to the borrowers of DVI Receivables Corp. III ("Rec. III") identified on Exhibit C to the Confirmation Order, all Liens of Rec. III and the Rec. III Noteholders on any and all equipment and the proceeds thereof generated from the sale or other disposition of such equipment of borrowers and lessees, and all Liens of Debtor DVIFS on any and all Accounts Receivable and proceeds thereof, shall be released as of the Effective Date of the Plan. Rec. III, the Rec. III Noteholders and Debtor DVIFS shall execute any and all documents required from time to time to effectuate such releases. The term "Accounts Receivable" and "Lien" shall have the meanings ascribed to them in the letter dated February 23, 2004 between and among DVIFS, DVI, DVIBC, U.S. Bank National Association and certain other parties thereof. Debtor DVIFS agrees that with respect to its Liens on any and all Accounts Receivable and the proceeds thereof of borrowers of Rec. III identified on Exhibit D to the Confirmation Order, the Liens of DVIFS are junior and subordinated to those of Rec. III regardless of the date or order of attachment, creation, effectiveness or perfection, or the provision of any applicable law or otherwise, and DVIFS shall not take or accept payments, pursue any remedies or take any action at law, in equity or otherwise with respect to such Liens on any or all Accounts Receivable until Rec. III receives the irrevocable payment in full in cash of the obligations which are secured by the Rec. III Liens on the Accounts Receivable. In the event that DVIFS receives any payments in contravention of the preceding sentence, it immediately shall remit such payments to Rec. III, provided that this sentence shall not authorize any contravention of the preceding sentence. Nothing herein shall affect, modify or change the rights of any party (i) with respect to loans of Intrepid U.S.A. Inc. or any of its affiliates, or (ii) under any loan documents or court orders.

            8. The Liquidating Trust shall not sell, or cause the Equityholding Subsidiary or any subsidiary thereof to sell, the equity interests of Rec. III owned by Debtor DVIBC without the prior written consent of the Rec. III Noteholders unless all of the obligations of Rec. III to the Rec. III Noteholders have been paid in full and all claims against the Rec. III Noteholders in the pending adversary proceeding brought by the Unsecured Creditors' Committee have been released or dismissed with prejudice.

            9. The Liquidating Trustee also shall, at the expense of the Rec. III Noteholders, cooperate with any reasonable request, including but not limited to execution of any document reasonably requested, by the Rec. III Noteholders with respect to the amendment or waiver, or sale or other disposition of any of the assets of Rec. III in one or more transactions, including but not limited to, directing the appropriate Rec. III officers to execute such documents and enforce Rec. III's rights and remedies under provider loan agreements, to the extent not inconsistent with the Liquidating Trustee's obligations to the Liquidating Trust and paragraph 7 of this Section III.F. Nothing herein is an acknowledgement or admission on the part of the Rec.

III Noteholders that the cooperation or execution of documents by the Liquidating Trustee is required under the loan documents, the Plan or applicable law.

            10. The injunction set forth in the Plan continuing and extending the automatic stay to the Assets in the hands of the Liquidating Trustee is without prejudice to the rights of any party to seek relief therefrom on the same basis they could seek relief from the automatic stay provided in Section 362 of the Bankruptcy Code.

            11. U.S. Bank National Association's ("U.S. Bank") objection to confirmation of the Debtors' Plan, is resolved as follows:

      (a) U.S. Bank's claim against DVIFS (Claim No. 1625) shall be treated as is currently provided for in the Plan;

      (b) U.S. Bank's claim against DVI (Claim No. 1624) shall be deemed withdrawn upon the Effective Date;

      (c) The preference claim asserted against U.S. Bank, as set forth on Exhibit F to the Debtors' Disclosure Statement, shall be settled for an amount equal to the lesser of $250,000 or the aggregate distributions to be made to U.S. Bank on account of its unsecured claim against DVIFS ("U.S. Bank Payment"). The U.S. Bank Payment shall be deducted, and payable to the Liquidating Trust, from the distributions otherwise due to U.S. Bank on account of its unsecured claim against DVIFS, only. The Liquidating Trustee shall be obligated to send written notice to U.S. Bank as soon as it deducts, and pays to the Liquidating Trust, the U.S. Bank Payment, including the amount and date of such payment. U.S. Bank shall be entitled to receive and retain any amounts payable on account of its secured claim. Except for its obligation to return to the Debtors any amount up to $250,000 distributed to it on account of its unsecured claim against DVIFS, U.S. Bank shall have no obligation to pay any amount to the Debtors on account of the preference claim;

      (d) U.S. Bank shall be released from any and all other claims, demands, actions, suits, causes of action, obligations, controversies, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, vested or contingent, which exist or may exist in the future, arising from or related to that certain Credit and Guaranty Agreement, dated as of March 17, 2000, by and among DVIFS, as borrower, DVI, as guarantor, and U.S. Bank, as lender, or that certain Credit Agreement, dated as of August 31, 1999, by and among DVIBC, as borrower, and U.S. Bank, as agent and as lender, or any payments made by the Debtors under either of said agreements.

            12. Notwithstanding anything to the contrary contained in or implied by this Confirmation Order, the First Amended Joint Plan of Liquidation of DVI, Inc., the Liquidating

Trust Agreement (as defined in the Plan) and any other document, instrument, or agreement executed and delivered in connection therewith, the Debtors shall be and remain bound by the terms and conditions of that certain Settlement Agreement dated August 10, 2004 by and among DVI Financial Services, Inc., USCardioVascular Incorporated and others (the "Settlement Agreement") and the Debtors' successors and assigns, including the Liquidating Trust, its trustee(s), the Servicer and any purchaser of the Schedules (as that term is defined in the Settlement Agreement), or any of them, shall take and hold the Schedules subject to the terms and conditions contained in the Settlement Agreement.

            13. Lease Schedule 005 dated June 12, 2003 under that certain Master Lease Agreement between DVI Financial Services, Inc. and Northwestern R.I. Imaging Center, LLC dated December 12, 2001, relating to a 2003/BV Libra Mobile C-ARM/XRRF Unit manufactured by Philips Medical Systems (the "Philips C-Arm Unit"), is hereby voided ab initio and shall be of no force or effect, and the Debtors shall neither have nor assert any interest in the Philips C-Arm Unit. The Debtors shall promptly execute and deliver to Northwestern for filing (or shall otherwise authorize the filing of) such UCC Financing Statement Amendments as may be reasonably requested and prepared by Northwestern for the purpose of terminating any financing statements that appear of record in favor of any of the Debtors relating to the Philips C-Arm Unit.

            14. Notwithstanding anything in Section 2.5 of the Plan or this Confirmation Order to the contrary, with respect to Allowed Priority Tax claims, any simple interest on any outstanding balance, compounded annually from the Effective Date, shall be calculated at an interest rate of 5% per annum, not the interest rate available on ninety (90) day United States Treasuries on the Effective Date.

            15. For purposes of clarification, Section 9.6 of the Plan is not intended to, and does not, limit the right of holders of Allowed Priority Tax Claims to receive post-Effective Date interest pursuant to Section 2.5 of the Plan, as modified hereby.

            16. Notwithstanding anything in the second sentence of Section 9.6 of the Plan to the contrary, interest shall accrue and be paid on Disputed Claims during the period from the Petition Date to the Final Distribution Date to the extent required by applicable bankruptcy law.

            17. For purposes of clarification, nothing set forth in the Plan or this Confirmation Order, including, without limitation, the exculpations, injunctions and limitations of liability set forth in Sections 11.3, 11.4 and
11.5 of the Plan, is intended to, or does, exculpate, alter or limit or otherwise affect the liability of, or enjoin any Entity or Person from proceeding against, any Person or Entity other than the Debtors for any acts prior to the Petition Date.

            18. Notwithstanding anything contained in the Plan, including the exculpation, limitation of liability and injunctions contained in Article 11 of the Plan, any and all defenses to any claims made or to be made by or on behalf of the Estates of any of the Debtors, or any successors to the Debtors, including the Liquidation Trust, are fully preserved and shall be unimpaired and unaffected by the Plan, or confirmation of the Plan.

            19. Notwithstanding anything contained in the Plan, including by example and without limitation, the exculpation, limitation of liability, and injunctions contained in Article 11 of the Plan or this Confirmation Order, and the transfer of Assets into the Liquidating Trust as set forth in the Plan, Intrepid USA, Inc. and its affiliated companies (collectively, "Intrepid") shall retain any and all defenses, set-offs, recoupments or objections (the "Intrepid Defenses") to amounts asserted by Debtors to be owed to them as evidenced by proofs of claims filed in

Intrepid's chapter 11 proceedings in the United States Bankruptcy Court for the District of Minnesota, Case Nos. 04-40416, 04-40462, 04-40418, 04-41924 through
04-41988 (NCD) (collectively, the "DVI Claims"), and, to the extent they have timely filed proofs of claim in these Cases (the "Intrepid Claims"), any claims, defenses or counterclaims to the DVI Claims. Intrepid shall not be bound or limited in their assertion of these rights as a result of their vote to accept the Plan or by their treatment in the Plan or otherwise in the Debtors' bankruptcy cases. The Debtors shall not be deemed to waive any argument or contention in response to Intrepid's assertion of these rights by virtue of the entry of this Order, including, but not limited to, any argument or contention related to the automatic stay. Further, nothing in the Plan shall be deemed to or require that this Court exercise jurisdiction over the resolution of the DVI Claims, the Intrepid Claims or the Intrepid Defenses and the parties' positions with respect to the appropriate forum for resolution of the foregoing is expressly preserved.

            20. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the rights of the Liquidating Trust, its successors and any transferees relating to the loans and leases to Presgar and Michigan CT Centers, LLC, Farmington CT Centers, LLC, SCAN4LIFE, LLC, Huron Valley CT Centers, LLC, East Side CT Centers, LLC (collectively, "CT Centers") and/or InMed Diagnostics, Inc. ("InMed") will be subject to all defenses and affirmative defenses, including without limitation the defenses of set-off and recoupment, that existed immediately prior to the confirmation of the Plan; provided, however, that CT Centers', InMed's and Presgar's set-off and recoupment rights shall be subject to the same limitations that existed immediately prior to the confirmation of the Plan.

            21. Notwithstanding anything set forth in this Plan or the Confirmation Order, including, without limitation, the substantive consolidation provisions set forth therein and herein, the Debtors, the Liquidating Trustee and any successor thereto shall pay all fees due and payable pursuant to 28 U.S.C. Section 1930 for each Debtor until a final decree is entered in such Debtor's Chapter 11 Case.

            22. The last sentence of Section 14.7 of the Plan is hereby deleted.

            23. Schedule 1.1 to the Amended DIP Credit Agreement is hereby amended by deleting Contract #001-0003314-005 with Northwestern R.I. Imaging Center, L.L.C. and Contract #001-0003885-004 with The MRI Centers of New England, Inc.

            24. The contracts relating to St. Luke's-Roosevelt, contract numbers 006-0001642-606, 001-0001642-005 and 001-0001642-001, are hereby deleted from Schedule 1.1 of the Amended DIP Credit Agreement.

            25. The NYDIC Open MRI of America, LLC Option Agreement is hereby deleted from Schedule 7.3 of the Amended DIP Credit Agreement.

            26. The cancellation of the 9 7/8% Senior Notes Indenture does not affect any timely filed unsecured claim of the Indenture Trustee for indemnification thereunder.

      G.    ADDITIONAL MODIFICATIONS TO THE PLAN

            1.    SECTION 6.4.

            Section 6.4 of the Plan is hereby amended by deleting the second-to-last sentence thereof in its entirety and replacing it with:

            Rejection of any executory contract or unexpired lease shall have the effect set forth in Section 365(g) of the Bankruptcy Code.

            2.    SECTION 14.8.

            Section 14.8 of the Plan is hereby amended and restated by deleting such Section it in its entirety and replacing it with:

            PRESERVATION OF RIGHTS OF SETOFFS. In the event the Debtors or their successors have filed and served a lawsuit against any claimant, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, any claims the Debtors have asserted in such lawsuit claims of any nature whatsoever that the Debtors may have against the holder of such Claims and deposit such setoff in the Disputed Claims Reserve; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

            3.    THE ASSET MANAGEMENT AGREEMENT.

            The Asset Management Agreement attached to the Confirmation Order as Exhibit E hereby amends and restates in its entirety the form of Asset Management Agreement attached as Exhibit 3 to the Plan.

   H. EXCULPATION, INJUNCTION, LIMITATION OF LIABILITY AND CONSOLIDATION OF UNSECURED CLAIMS.

            1.    EXCULPATION.

            The exculpation set forth in Section 11.3 of the Plan is approved as to the Debtors, the Indenture Trustee, the Creditors' Committee (solely with respect to its conduct as a committee and not with respect to the actions of its members as individual creditors), and their respective present members (with respect to members of the Creditors' Committee, solely with respect to each member's conduct in furtherance of its, his, or her duties as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors), officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers and agents and any of such parties' successors and assigns

(the "Fiduciary Releasees"). Except as, and to the extent, provided in the remainder of this Section III.H.1, the exculpation set forth in Section 11.3 of the Plan is not approved with respect to, and does not exculpate, the DIP Agents, the DIP Lenders or their respective officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents, or any of such parties' successors and assigns (the "Third Party Releasees").

            Notwithstanding the foregoing, none of the Third Party Releasees shall have or incur, and they are hereby released from, any Claim, obligation, cause of action or liability to any of the Fiduciary Releasees for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities (if any) under the Plan.

            In addition, notwithstanding the foregoing, no holder of a Claim or Interest who accepted the Plan, as is evidenced by the voting report, attached as Exhibit A to the Voting Affidavit nor any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against any of the Third Party Releasees for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for such Persons' gross negligence or willful misconduct.

            2.    INJUNCTION.

            Except as otherwise specifically provided in the Plan or the Confirmation Order, all Entities who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature related to the Debtors or the Chapter 11 Cases that occurred prior to the Effective Date, other than as expressly provided in the Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Entity has voted to accept the Plan, and any successors, assigns or representatives of such Entities shall be precluded and permanently enjoined on and after the Effective Date from (a) the commencement or continuation in any manner of any claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or claim against the Debtors, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or claim against the Debtors, or any assets of the Debtors which such Entities possessed or may possess prior to the Effective Date, (c) the creation, perfection or enforcement of any encumbrance of any kind with respect to any Claim, Interest or any other right or claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (d) the assertion of any Claims that are released hereby.

            3.    LIMITATION OF LIABILITY.

            Except as, and to the extent, provided in the remainder of this
Section III.H.3, the limitation of liability set forth in Section 11.5 of the Plan is approved as to the Fiduciary Releasees. The limitation of liability set forth in Section 11.5 of the Plan is not approved with respect to, and does not limit the liability of, the Third Party Releasees.

            Notwithstanding the foregoing, none of the Third Party Releasees shall have or incur any liability to any holder of a Claim or Interest who accepted the Plan, as is evidenced by the voting report, attached as Exhibit A to the Voting Affidavit for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct.

            Each Person who voted in favor of the Plan shall be deemed to have specifically consented to the releases and injunctions set forth in the Plan and in this Confirmation Order.

            4.    SUBSTANTIVE CONSOLIDATION OF CLAIMS AGAINST DEBTORS.

            The Plan is premised on the substantive consolidation of all of the Debtors with respect to the treatment of all Claims and Interests except for the General Secured Claims in Class 2, on and after the Effective Date. The Plan does not contemplate substantive consolidation of the Debtors with respect to the Class 2 Claims, which shall be deemed to apply separately with respect to the Plan proposed by each Debtor. On the Effective Date, (a) all Class 6 Intercompany Claims will be eliminated; (b) all Assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed General Secured Claim); (c) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (d) each and every Claim or Interest (except for General Secured Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for General Secured Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors.

            Effective upon and after the Effective Date, the Court hereby orders the substantive consolidation of the Debtors to the extent set forth in Article 7 of the Plan and this Confirmation Order.

      I.    SUBSTANTIAL CONSUMMATION.

            The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the first date distributions are made in accordance with the terms of the Plan to holders of any Allowed Claims, including, without limitation, the distribution of the
Section 2.4 Professional Payments to the Professionals.

      J.    RETENTION OF JURISDICTION.

            Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Liquidating Trust, the Trust Estate and the Liquidating Trustee. The Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

            (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of all Claims and Interests;

            (b) Hear and determine any and all causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Person whatsoever, including but not limited to all avoidance powers granted to the Debtors under the Bankruptcy Code and all causes of action and remedies granted pursuant to sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

            (c) Grant or deny any applications for allowance of compensation for professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

            (d) Resolve any matters relating to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any of the Debtors may be liable, including without limitation the determination of whether such contract is executory for the purposes of section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

            (e) Enter orders approving the Debtors' or the Liquidating Trust's post-Confirmation sale or other disposition of Assets;

            (f) Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Liquidating Trust Agreement;

            (g) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving any Debtor that may be pending in the Chapter 11 Cases on the Effective Date;

            (h) Hear and determine matters concerning state, local or federal taxes in accordance with sections 346, 505 or 1146 of the Bankruptcy Code;

            (i) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Liquidating Trust Agreement, the Asset Management Agreement, the Amended DIP Credit Agreement, the Plan, the Amended DIP Facility Order and the Confirmation Order;

            (j) Hear and determine any matters concerning the enforcement of the provisions of Article 11 of the Plan and any other exculpations, limitations of liability or injunctions contemplated by the Plan;

            (k) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Liquidating Trust

Agreement, the Asset Management Agreement, the Amended DIP Credit Agreement, the Plan, the Amended DIP Facility Order or the Confirmation Order;

            (l)   Permit the Debtors, to the extent authorized pursuant to
section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

            (m) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Liquidating Trust Agreement, the Asset Management Agreement, the Amended DIP Credit Agreement, the Plan, the Amended DIP Facility Order or the Confirmation Order;

            (n) Enforce any injunctions entered in connection with or relating to the Plan or the Confirmation Order;

            (o) Enter and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Liquidating Trust Agreement or the Plan are enjoined or stayed;

            (p) Determine any other matters that may arise in connection with or relating to the Plan or any agreement or the Confirmation Order;

            (q) Enter any orders in aid of prior orders of the Bankruptcy Court; and

            (r) Enter a final decree closing the Chapter 11 Cases.

      K.    CONTINUATION OF AUTOMATIC STAY.

            In furtherance of the implementation of the Plan, except as otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect and apply to all creditors and Beneficiaries holding claims against the Debtors, the Estates, the Assets, the Liquidating Trustee, the Liquidating Trust and the Trust Assets until the Final Distribution Date.

      L.    EXEMPTION FROM CERTAIN TRANSFER TAXES.

            Pursuant to section 1146(c) of Bankruptcy Code, the issuance, transfer or exchange of any Security or the making or delivery of any instrument of transfer under this Plan may not be taxed under any law imposing a stamp tax, use tax, sales tax or similar tax.

      M.    REVERSAL.

            If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity or enforceability of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

      N.    NOTICE OF ENTRY OF CONFIRMATION ORDER.

            1. The Debtors are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Claims hereunder, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (the "Confirmation Notice"), on all parties that received notice of the Confirmation Hearing, no later than 15 Business Days after the Confirmation Date and such service shall be deemed to comply with the requirements of Bankruptcy Rules 2002(a)(7), 2002(f)(3) and (f)(7), 2002(l), 3002(c)(4) and 3020(c)(2).

            2. Pursuant to Bankruptcy Rule 9008, the Debtors are directed to publish the Confirmation Notice once in the national edition of The Wall Street Journal no later than 15 Business Days after the Confirmation Date.

Dated: Wilmington, Delaware
       November____, 2004

                                                 ------------------------------
                                                 UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A

                                      PLAN

                                    EXHIBIT B

                               CONFIRMATION NOTICE

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

 In re:                                      Chapter 11

 DVI, INC., et al.,                          Case Nos. 03-12656 through 03-12658
                                                       (MFW)

            Debtors.                         Jointly Administered

                       NOTICE OF ENTRY OF ORDER CONFIRMING
                   THE FIRST AMENDED JOINT PLAN OF LIQUIDATION
                              OF DVI, INC. , ET AL.

PLEASE TAKE NOTICE OF THE FOLLOWING:

      1. CONFIRMATION OF THE PLAN. On November 24, 2004, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the First Amended Joint Plan of Liquidation of DVI, Inc., et al., dated October 8, 2004, as modified (the "Plan"), in the Chapter 11 Cases of the above-captioned debtors and debtors-in-possession (collectively, the "Debtors"). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order. This Notice is intended solely to provide notice of the entry of the Confirmation Order and it does not, and shall not be construed to, limit, modify or interpret any of the provisions of the Confirmation Order. The following paragraphs identify some of the provisions of the Confirmation Order for the convenience of Creditors; however, Creditors should refer to the full text of the Confirmation Order and should not rely upon the summary provided below.

      2.    TERMINATION OF INTERESTS AND CANCELLATION OF INSTRUMENTS.

            a. Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from August 25, 2003 (the "Petition Date"). Except as provided in the Plan or in the Confirmation Order, confirmation shall terminate (i) all interests or shares in, or warrants or rights asserted against, the Debtors of the type described in the definition of "equity security" in Bankruptcy Code section 101(16) (including all common stock and all warrants to purchase or subscribe to common stock issued by the Debtors), and (ii) all Claims of a Debtor against any other Debtor.

            b. On the Effective Date, except as otherwise specifically provided for in the Plan, (i) the 9-7/8% Senior Notes Indenture and the 9-7/8% Senior Notes shall be cancelled and (ii) the obligations and Claims against the Debtors arising under, evidenced by, or relating to any agreements, indentures, certificates of designation, bylaws, certificates or articles of incorporation, or similar documents governing the 9-7/8% Senior Notes and the 9-7/8% Senior Notes Indenture shall be released and discharged. Notwithstanding the foregoing, the obligations and duties of the Indenture Trustee arising under the 9-7/8% Senior Notes Indenture shall continue in effect solely for the purposes of (A) permitting the Indenture Trustee to make the distributions to be made on account of 9-7/8% Senior Notes Claims as provided for in the Plan and (B) maintaining any rights or Liens the Indenture Trustee may have against the holders of the 9-7/8% Senior Notes for fees, costs, or expenses under the 9-7/8% Senior Notes Indenture. Upon the cancellation, the Indenture Trustee, its agents, attorneys and employees will be released from all obligations, claims or liabilities (other than the right to enforce the Debtors' and the Liquidating Trustee's obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan) that are based in whole or in part on any act or omission, transaction, event or other occurrence in connection with the 9-7/8% Senior Notes Indenture taking place on or prior to the Effective Date.

            c. From and after the Effective Date, the 7-1/2% Subordinated Notes shall continue in effect for the sole purpose of allowing distributions under the Plan. Except as otherwise provided above or elsewhere in the Plan, on the Effective Date, the 7-1/2% Subordinated Notes shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under the 7-1/2% Subordinated Notes Purchase Agreement shall cease.

            d. From and after the Effective Date, the 9-1/8% Subordinated Notes shall continue in effect for the sole purpose of allowing distributions under the Plan. Except as otherwise provided above or elsewhere in the Plan, on the Effective Date, the 9-1/8% Subordinated Notes shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under the 9-1/8% Subordinated Notes Exchange Agreement shall cease.

      3.    STAY, INJUNCTIONS; TAX CLAIMS.

            a. Except as otherwise provided in the Confirmation Order or the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect and apply to all Beneficiaries and creditors holding claims against the Debtors, the Estates, the Assets, the Liquidating Trustee, the Liquidating Trust and the Trust Assets until the Final Distribution Date.

            b. Except as otherwise specifically provided in the Plan or the Confirmation Order, none of the Debtors, the Indenture Trustee or the Creditors' Committee (solely with respect to its conduct as a committee and not with respect to the actions of its members as individual creditors), nor their respective present members (with respect to members of the Creditors' Committee, solely with respect to each member's conduct in furtherance of its, his, or her duties as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors), officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents or any of such parties' successors and assigns (the "Fiduciary Releasees"), shall have or incur, and are hereby released from, any Claim, obligation, cause of action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities (if any) under the Plan.

            c. None of the DIP Agents, the DIP Lenders or their respective officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents or any of such parties' successors and assigns (the "Third Party Releasees"), shall have or incur, and are hereby released from, any Claim, obligation, cause of action or liability to any of the Fiduciary Releasees, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities (if any) under the Plan.

            d. Notwithstanding any other provision of the Plan or the Confirmation Order, neither any holder of a Claim or Interest, or other party in interest, nor any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against any of the Fiduciary Releasees for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for such Persons' gross negligence or willful misconduct.

            e. No holder of a Claim or Interest who accepted the Plan as is evidenced by the voting report, attached as Exhibit A to the Voting Affidavit, nor any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against any of the Third Party Releasees for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for such Persons' gross negligence or willful misconduct.

            f. Except as otherwise specifically provided in the Plan or the Confirmation Order, all Entities who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature related to the Debtors or the Chapter 11 Cases that occurred prior to the Effective Date, other than as expressly provided in the Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Entity has voted to accept the Plan, and any successors, assigns or representatives of such Entities shall be precluded and permanently enjoined on and after the Effective Date from (a) the commencement or continuation in any manner of any claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or claim against the Debtors, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or claim against the Debtors, or any assets of the Debtors which such Entities possessed or may possess prior to the Effective Date, (c) the creation, perfection or enforcement of any encumbrance of any kind with respect to any Claim, Interest or any other right or claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (d) the assertion of any Claims that are released hereby.

            g. Except as expressly set forth in the Plan or the Confirmation Order, following the Effective Date, none of the Fiduciary Releasees shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct.

            h. None of the Third Party Releasees shall have or incur any liability to any holder of a Claim or Interest who accepted the Plan as is evidenced by the voting report, attached as Exhibit A to the Voting Affidavit for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct.

            i. Pursuant to section 1146(c) of Bankruptcy Code, the issuance, transfer or exchange of any Security or the making or delivery of any instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax, use tax, sales tax or similar tax.

            j. Each Person that voted in favor of the Plan shall be deemed to have specifically consented to the releases and injunctions set forth in the Plan and in the Confirmation Order.

      4.    BAR DATES.

            a. Professional Claims. Immediately prior to the Effective Date, the Debtors shall pay all amounts owing to the Professionals for all outstanding Professional Claims relating to prior periods and for the period ending on the Effective Date (subject to a cap for each Professional equal to the cumulative budgeted amount for such Professional since the Petition Date, as determined in accordance with the budget attached to the DIP Facility Order approving Amendment No. 2 to the DIP Credit Agreement or otherwise agreed in writing between the DIP Lenders and the Debtors). Upon receipt of such payments, each Professional shall be deemed to fully and finally release and discharge any rights or claims it may have to its Carve Out (as defined in the DIP Credit Agreement) without the need for any further order of the Bankruptcy Court. The Professionals shall estimate Professional Claims due for periods that have not been billed as of the Effective Date. On or prior to the first Business Day that is at least thirty
(30) days following the Effective Date (the "Administrative Claims Bar Date"), each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Liquidating Trustee or the Liquidating Trustee shall pay any outstanding amounts owed to the Professional.

            b. Administrative Claims Other Than Tax Claims. Other than with respect to (i) Administrative Claims for which the Bankruptcy Court previously has established a Bar Date, and (ii) Tax Claims addressed in subsection C below, any and all requests for payment or proofs of Administrative Claims, including Claims of all Professionals or other Entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered on or before the Effective Date (including any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases), must be Filed and served on the Liquidating Trustee and its counsel no later than the Administrative Claims Bar Date. Objections to any such Administrative Claims must be Filed and served on the claimant no later than thirty (30) days after the Administrative Claims Bar Date. The Liquidating Trustee shall use reasonable efforts to promptly and diligently pursue resolution of any and all disputed Administrative Claims.

            Holders of Administrative Claims, including all Professionals or other Entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered on or before the Effective Date (including any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases), that are required to File a request for payment or proof of such Claims and that do not File such requests or proofs of Claim on or before the Administrative Claims Bar Date shall be forever barred from asserting such Claims against the any of the Debtors, their Estates, the Liquidating Trust, the Liquidating Trustee, any other Person or Entity, or any of their respective property.

            c. Tax Claims. All requests for payment of Claims by a Governmental Unit (as defined in Bankruptcy Code section 101(27)) for Taxes (and for interest and/or penalties or other amounts related to such Taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no Bar Date has otherwise been previously established, must be Filed on or before the later of: (a) sixty (60) days following the Effective Date; or (b) to the extent applicable, ninety (90) days following the filing of a tax return for such Taxes (if such Taxes are assessed based on a tax return) for such tax year or period with the applicable governmental unit. Any holder of a Claim for Taxes that is required to File a request for payment of such Taxes and other amounts due related to such Taxes and which does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Claim against any of the Debtors or any non-Debtor member of the Debtors' consolidated tax group, the Estates, the Liquidating Trust, the Liquidating Trustee or any other Entity, or their respective property, whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date, and shall receive no distribution under the Plan or otherwise on account of such Claim.

            d. Rejection Damages Claims. If the rejection of an executory contract or unexpired lease pursuant to Section 6.5 of the Plan gives rise to a Claim by the other party or parties to the executory contract or unexpired lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, their Estates, the Liquidating Trustee, or any of their respective properties and shall receive no distribution under the Plan or otherwise on account of such Claim unless a proof of Claim is filed within thirty (30) days after the mailing of notice of the entry of the Confirmation Order.

      5.    TREATMENT OF EXECUTORY CONTRACTS.

            Except for those executory contracts and unexpired leases that are
(a) assumed pursuant to the Plan, (b) the subject of previous orders of the Bankruptcy Court providing for their assumption or rejection pursuant to Bankruptcy Code section 365, or (c) the subject of a pending motion before the Bankruptcy Court with respect to the assumption or assumption and assignment of such executory contracts and unexpired leases, as of the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to section 365 of Bankruptcy Code; provided, however, that neither the inclusion by the Debtors of a contract or lease on Exhibit 4 to the Plan nor anything contained in Article 6 of the Plan shall constitute an admission by any Debtor that such contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns, including, but not limited to, the Liquidating Trust, has any liability thereunder. To the extent any loan agreement or lease agreement pursuant to which any Debtor is lender or lessor is deemed to be an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code, rejection of such loan agreement or lease agreement shall not, by itself, eliminate the borrower's or lessee's obligations thereunder or cause any Debtor's Liens, security interests or ownership rights to be released or extinguished.

      6. BANKRUPTCY COURT ADDRESS. For purposes of Filing requests for payment of Administrative Claims and applications for allowance of Professional Fee Claims, the address of the Court is 824 North Market Street, Wilmington, Delaware 19801.

      7. EFFECTIVE DATE. A separate notice of the occurrence of the Effective Date will be filed with the Court as soon as practicable.

      8. COPIES OF CONFIRMATION ORDER. Copies of the Confirmation Order may be obtained by written request to Bankruptcy Services LLC, 757 Third Avenue, 3rd Floor, New York, NY 10016, Attn: Dave Malo, and may be examined by any party in interest during normal business hours at the Office of the Clerk of the Court, United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Order will also be available for a fee from the web site for the United States Bankruptcy Court for the District of Delaware at www.deb.uscourts.gov or from Delaware Document Retrieval (302) 658-9971.

Dated: November 29, 2004

       David S. Heller                     Raymond H. Lemisch, Esq.
       Josef S. Athanas                    ADELMAN LAVINE GOLD & LEVIN, a
       Caroline A. Reckler                 Professional Corporation
       LATHAM & WATKINS LLP                The Citizens Bank Center
       Suite 5800 Sears Tower              919 North Market Street, Ste. 710
       233 South Wacker Drive              Wilmington, DE  19801-1292
       Chicago, Illinois  60606            302-654-8200
       (312) 876-7700

               Attorneys for the Debtors and Debtors-in-Possession

                                    EXHIBIT C

1.  HealthPrime, Inc.
2.  Hunter/Healthprime/GMAC
3.  Hunter Care Centers, Inc.
4.  Focus Healthcare, Term Loan
5.  Focus Healthcare, LLC
6.  Pediatric Physician Alliance
7.  SurgiCare Memorial Village
8.  Bellaire / Surgicare, Inc.
9.  NYDIC, Inc.
10. New York Medical Inc.
11. Interim (Smith)
12. Continental Hospital Supply
13. Payne Management, LLC
14. Navix Imaging, Inc.
15. Health Enterprises Life-Long Plan
16. Southwest Hospital
17. Preferred MRI,Inc.
18. Brunswick Imaging Corp.
19. Foster & Gross Radiologic Asso
20. Clear Sky MRI& & Diagnostics
21. Tulsa MRI, LLC
22. Lissak/Integral
23. Medical Shop
24. THSC

                                    EXHIBIT D

1.  Dolphin
2.  Encore
3.  Horizon
4.  Radnet

                                    EXHIBIT E

                           ASSET MANAGEMENT AGREEMENT